UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY SHALL NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) APRIL 01, 2019, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY STATE OR TERRITORY.

CONVERTIBLE PROMISSORY NOTE

$500,000 **April 01, 2018**
Houston, Texas

For value received Petrolia Energy Corporation. a corporation, incorporated under the laws of the State of Texas. (the "***Company***"), promises to pay to Blue Sky International Holdings Inc. or his assigns ("***Holder***") the principal sum of $500,000 together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This convertible promissory note (the "***Note***") is issued as part of a series of similar convertible promissory notes (collectively, the "***Notes***") pursuant to the terms of that certain Convertible Promissory Note Purchase Agreement (the "***Purchase Agreement***") dated April 01, 2019 to the persons and entities listed on the Schedule of Purchasers attached to the Purchase Agreement (collectively, the "***Holders***"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

1. Repayment. All payments of interest and principal shall be in lawful money of United State of America and shall be made pro rata among all Holders pursuant to Section 1.2 of the Purchase Agreement. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Loan shall be due and payable on April 01, 2019 (the "***Maturity Date***").

2. Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 11% per annum or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Conversion.

Holders may convert their Note into Common Shares at any time prior to the close of business on the earlier of: (i) the business day immediately preceding the Maturity Date; or (ii) if called for redemption, on the business day immediately preceding the date specified by the Company for redemption of the Note; based on a conversion at conversion price of $0.12 per common share (the "**Conversion Price**").

4. Maturity. Unless this Note has been previously converted in accordance with the terms of Section 3 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5. Expenses. In the event of any default hereunder, the Company shall pay all reasonable legal fees and court costs incurred by Holder in enforcing and collecting this Note.

6. **Prepayment.** The Company may not prepay this Note prior to the Maturity Date without the consent of the all the Holders. Notwithstanding the foregoing, the Company may prepay the Notes in accordance with Section 1&2 of the Purchase Agreement with the consent of the Requisite Holders.

7. **Default.** If there shall be any Event of Default hereunder, at the option and upon the declaration of Investors holding Notes this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company shall default in its performance of any covenant under the Purchase Agreement or any Note;

(c) If any act, matter or thing is done toward the termination of, or any action or proceeding is launched or taken to terminate the corporate existence of the Company, whether by winding-up, surrender of charter or otherwise;

(d) The Company ceases to carry on its business, commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its assets without the prior written approval of the Holder, or makes a proposal, compromise or arrangement with or to its creditors; or

(e) If any execution, sequestration, seizure, distress or other analogous process becomes enforceable or is enforced against the Company to take possession, custody or control of any property of the Company.

8. **Waiver.** The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9. **Governing Law.** This Note shall be governed by the laws of the State of Texas and the federal laws applicable therein.

10. **Parity with Other Notes.** The Company's repayment obligation to the Holder under this Note shall be on parity with the Company's obligation to repay all Notes issued pursuant to the Purchase Agreement. If the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the Holders of the Notes on a *pro rata* basis. The preceding sentence shall not, however, relieve the Company of its obligations to the Holder hereunder.

11. **Modification; Waiver.** Any term of this Note may be amended or waived with the written consent of the Company and the Requisite Holders.

12. **Assignment.** This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument

of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company's obligation to pay such interest and principal.

Petrolia Energy Corporation.

By: [signature]

Name: Tariq Chaudhary

Title: CFO

Holder: Blue Sky International Holdings Inc.
Principal Amount of Note: $500,000
Date of Note: April 01, 2018